Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MedEquities Realty Trust, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-220757 and No. 333-206519) on Form S-3 and the registration statements (No. 333-217890 and No. 333-214014) on Form S-8 of MedEquities Realty Trust, Inc. of our report dated February 21, 2018, with respect to the consolidated balance sheets of MedEquities Realty Trust, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement Schedules III and IV (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of MedEquities Realty Trust, Inc.

/s/ KPMG LLP

Atlanta, Georgia
April 2, 2018